UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26, 2013

HARVARD BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33957	04-3306140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 893-8999

_______________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02 (c),(e)                      On August 27, 2013, Harvard Bioscience, Inc. (the “Company” or "Harvard Bioscience") issued a press release announcing that its Board of Directors appointed Jeffrey Duchemin, 47, as the Company’s Chief Executive Officer (“CEO”), effective August 26, 2013.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.  David Green, who has served as Harvard Bioscience’s interim Chief Executive Officer since May 15, 2013, has resigned from that interim position and will continue in his capacity as the President of Harvard Bioscience until the completion of the Company’s spin-off of its regenerative medicine subsidiary.

Prior to becoming the CEO of the Company, Mr. Duchemin spent 16 years with Becton Dickinson, or BD, in progressive sales, marketing and executive leadership positions across BD’s three business segments; BD Medical Systems, BD Diagnostic Systems, and BD Biosciences.  In October 2012, BD Biosciences, Discovery Labware was acquired by Corning Life Sciences.  Mr. Duchemin was a Global Business Director for Corning Life Sciences until his departure to the Company.   Mr. Duchemin earned a M.B.A. from Southern New Hampshire University and a B.S. in Accounting from University of Massachusetts Dartmouth.

There is no arrangement or understanding between Mr. Duchemin and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Duchemin and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Duchemin has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Duchemin entered into an Employment Agreement (the “Agreement”) with the Company, dated August 26, 2013, which provides for a term of one year, which such term shall automatically be extended for one additional year on each anniversary of the commencement date unless, not less than 90 days prior to each such date, either party shall have given written notice to the other that it does not wish to extend this Agreement.   In addition, the Agreement provides for an annual base salary of $350,000 (“Base Salary”). Mr. Duchemin will receive a bonus for the remainder of fiscal 2013 in the amount of $150,000 paid in a lump sum in the initial fiscal quarter of 2014. Furthermore, Mr. Duchemin is eligible to receive cash incentive compensation on an annual basis of up to a two hundred percent (200%) of his Base Salary upon meeting objectives as determined by the Board of Directors or the Compensation Committee, which may include earnings per share (on a pro-forma basis, as applicable), revenue growth, and cash flow as a percentage of EBITDA, each exclusive of one-time charges, and other discretionary factors.  Mr. Duchemin is also eligible to participate in other incentive compensation plans as the Board of Directors or Committee shall provide for the Company’s senior executive officers.

The Agreement further provides that if the Company terminates Mr. Duchemin’s employment without Cause (as defined in the Agreement), and subject to the terms of the Agreement,  the Company shall pay Mr. Duchemin an amount equal to 12 months of his Base Salary rate in equal installments over the period of one year from the date of termination in accordance with the Company’s payroll procedures and any stock options or other stock based grants which would otherwise vest within 12 months of the date of termination and shall become fully vested or non-forfeitable. In the event that Mr. Duchemin is terminated within three months prior to, or twelve months after, a Change in Control as described in the Agreement, the Company shall pay Mr. Duchemin a single lump sum in cash equal to 18 months of his Base Salary. Additionally, in the event of such termination, all stock options and other stock-based awards granted to Mr. Duchemin shall immediately accelerate and become exercisable or non-forfeitable as of the date of the Change in Control.  Mr. Duchemin shall also receive a pro rata portion of fifty percent (50%) of the maximum annual bonus for the fiscal year in which the termination occurs.

In addition, the Agreement provides that following the spin-off by Company’s of its subsidiary, Harvard Apparatus Regenerative Technology, Inc., the Company will grant an option to acquire 500,000 shares of common stock of the Company, which such option shall fully vest on the third anniversary of the grant date.  The Agreement further provides that if Executive terminates employment with the Company before this option is granted, under certain circumstances, as part of Executive’s severance package, he will receive a lump sum cash payment on the date of termination in an amount equal to the Black-Scholes (or similar option valuation methodology) value of the option.

The foregoing description of the principal terms of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1	Employment Agreement, dated August 26, 2013, between Harvard Bioscience, Inc. and Jeffrey Duchemin.
99.1	Press release of Harvard Bioscience, Inc. issued on August 27, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.
(Registrant)

August 29, 2013	/s/ THOMAS MCNAUGHTON
(Date)	Thomas McNaughton
Chief Financial Officer & Principal Accounting Officer